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                                                                   EXHIBIT 10.69













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                                CREDIT AGREEMENT

                          DATED AS OF FEBRUARY 7, 2001

                                  COMERICA BANK

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                                CREDIT AGREEMENT



         THIS CREDIT AGREEMENT, made as of the 7th day of February, 2001, by and among JPE, INC., a Michigan corporation ("JPE"), DAYTON PARTS, INC., a Michigan corporation ("Dayton"), STARBOARD INDUSTRIES, INC., a Michigan corporation, PLASTIC TRIM, INC., an Ohio corporation, JPE FINISHING, INC., an Ohio corporation and BRAKE, AXLE AND TANDEM COMPANY CANADA INC., an Alberta corporation (all of the foregoing companies being collectively identified as "Companies" and individually as a "Company") and COMERICA BANK, a Michigan banking corporation, of Detroit, Michigan (herein called "Bank");

RECITALS:

         A. Companies desire to obtain certain credit facilities from Bank.

         B. Bank is willing to extend such credit to Companies on the terms and conditions herein set forth.

         NOW, THEREFORE, Bank and Companies agree as follows:

         WITNESSETH:

         1. DEFINITIONS

         For the purposes of this Agreement the following terms will have the following meanings:

         "Advance" shall mean a borrowing requested by Companies and made by Bank under Section 2 of this Agreement, including any refunding or conversions of such borrowings pursuant to Section 4.3 hereof, and shall include a Eurodollar-based Advance and a Prime-based Advance.

         "Advance Formula Agreement" shall mean the Advance Formula Agreement in the form of Exhibit "A" to this Agreement.

         "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.



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         "Alternate Base Rate" shall mean for any day a rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) equal to the Federal Funds Effective Rate in effect on such day plus one percent (1%).

         "Applicable Commitment Fee Percentage" shall mean as of any date of determination, the applicable Commitment Fee Percentage determined (based upon the Funded Debt to EBITDA Ratio) by reference to the appropriate columns in the pricing matrix attached to this Agreement as Schedule 1.

         "Applicable Interest Rate" shall mean the Eurodollar-based Rate or the Prime-based Rate, as selected by Companies from time to time pursuant to the terms of this Agreement.

         "Applicable Measuring Period" shall mean as of any date of determination, the period beginning January 1, 2001 and ending on such date of determination.

         "ASC Subordination Agreement" shall mean the Subordination Agreement dated as of February 7, 2001 by ASC Incorporated in favor of Bank, as the same may be amended or modified from time to time.

         "Business Day" shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York.

         "Capital Expenditure" shall mean, without duplication, any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of the person making such expenditure, including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder would be required by generally accepted accounting principles to be capitalized and shown as liabilities on the balance sheet of such lessee or obligor.

         "Capital Lease" shall mean any lease of any property (whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is, or is required to be accounted for as a capital lease on the balance sheet of such Person, together with any renewals of such leases (or entry into new leases) on substantially similar terms.

         "Consolidated" or "Consolidating" shall, when used with reference to any financial information pertaining to (or when used as a part of any defined term or statement pertaining to the financial condition of) JPE and its Subsidiaries, mean the accounts of JPE and its Subsidiaries determined on a consolidated or consolidating basis, as the case may be, all determined as to principles of consolidation and, except as otherwise specifically required by the definition of such term or by such statements, as to such accounts, in accordance with GAAP applied on a consistent


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basis and consistent with the financial statements, if any, as at and for the fiscal year ended December 31, 1999.

         "Debt" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

         "EBITDA" shall mean, as of any date of determination, the sum of the Net Income of JPE and its consolidated Subsidiaries, for the four preceding fiscal quarters ending on such date of determination, plus, to the extent deducted in computation of such Consolidated Net Income, (i) income taxes for that period, (ii) interest expense for that period and (iii) depreciation and amortization expense for that period, in each case determined in accordance with GAAP.

         "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of the environment or any hazardous or toxic substances of any nature. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Federal Superfund Amendments and Reauthorization Act of 1986.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

         "Eurodollar-based Advance" shall mean an Advance which bears interest at the Eurodollar-based Rate.

         "Eurodollar-based Rate" shall mean a per annum interest rate which is equal to the sum of the Margin plus the quotient of:

         (a) the per annum interest rate at which Bank's Eurodollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Interest Period at approximately 11:00 a.m. Detroit time two (2) Business Days prior to the first day of such Interest Period; divided by


         (b) a percentage equal to 100% minus the maximum rate on such date at which Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits




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                  or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;

all as conclusively determined by Bank, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.

         "Eurodollar Lending Office" shall mean Bank's office located at Grand Cayman, British West Indies or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Companies.

         "Event of Default" shall mean any of the Events of Default specified in
Section 10 hereof.

         "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it.

         "Funded Debt" shall mean as of any date of determination, the sum, without duplication, of (a) all indebtedness of JPE and its consolidated Subsidiaries for borrowed money or for the deferred purchase price of property or services as of such date (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of JPE and its consolidated Subsidiaries under Capitalized Leases as of such date, (c) all obligations of JPE and its consolidated Subsidiaries in respect of letters of credit, acceptances or similar obligations issued or created for the account of any Company as of such date, (d) all liabilities secured by any lien on any property owned by any Company as of such date even through such Company has not assumed or otherwise become liable for the payment thereof, and (e) all guaranty obligations of JPE and its consolidated Subsidiaries, in each case determined in accordance with GAAP.

         "GAAP" shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied, as in effect on the date of this Agreement.

         "Guaranties" shall mean the Guaranty dated May 27, 1999 from certain of the Guarantors in favor of Bank and the Guarantee dated May 27, 1999 by Brake, Axle and Tandem Company Canada Inc. in favor of Bank, in each case as the same may be amended or modified from time to time.

         "Indebtedness" shall mean all loans, advances, indebtedness, obligations and liabilities of Companies to Bank under this Agreement, together with all other indebtedness, obligations and liabilities whatsoever of Companies to Bank arising under or in connection with the Loan


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Documents, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

         "Interest Coverage Ratio" shall mean as of any date of determination, a ratio the numerator of which is the sum of Net Income of JPE and its consolidated Subsidiaries for the Applicable Measuring Period, plus, to the extent deducted in determining Net Income, interest expense for such period and depreciation and amortization for such period and the denominator of which is interest expense with respect to Senior Debt for such period, all as determined in accordance with GAAP.

         "Interest Period" shall mean with respect to any Eurodollar-based Advance or election of a Eurodollar-based Rate, a period of one (1), two (2), three (3) or six (6) months as (or any other period of time agreed to by Companies and Bank) selected by Companies pursuant to the provisions of this Agreement commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 4.

         "Loan Documents" shall mean collectively, this Agreement, the Notes, the Security Agreements, the Mortgages, the Guaranties, the Advance Formula Agreement, the Security Agreements, the ASC Subordination Agreement, the documents listed in attached Schedule 2 and any other instruments or agreements executed at any time pursuant to or in connection with any such documents.

         "Margin" shall mean, as of any date of determination, the applicable interest rate margin determined (based upon the Funded Debt to EBITDA Ratio) by reference to the appropriate columns in the pricing matrix attached to this Agreement as Schedule 1.

         "Mortgages" shall mean the Mortgages described in attached Schedule 2.

         "Net Income" shall mean the net income (or loss) of JPE and its consolidated Subsidiaries for any period determined in accordance with GAAP on a Consolidated basis.

         "Note" shall mean the Revolving Credit Note.

         "Permitted Liens" shall mean with respect to any Person:

                  (a) liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of all such taxes has been made on the books of such Person as may be required by GAAP;

                  (b) mechanics', materialmen's, banker's, carriers', warehousemen's and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest
(i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been




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duly suspended; and (ii) such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by GAAP;

                  (c) liens arising in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of such Person as may be required by GAAP;

                  (d)(i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by GAAP; and

                  (e) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not materially interfere with the business of such Person.

         "Person" or "person" shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

         "Prime Rate" shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

         "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

         "Prime-based Rate" shall mean for any day a per annum interest rate which is the greater of (i) the Prime Rate plus the Margin or (ii) the Alternate Base Rate.

         "Request for Advance" shall mean a Request for Advance issued by Company under this Agreement in the form annexed to this Agreement as Exhibit "B".





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         "Revolving Credit" shall mean the revolving credit facility described in Section 2 of this Agreement.

         "Revolving Credit Commitment Amount" shall mean Thirty Three Million Dollars ($33,000,000).

         "Revolving Credit Maturity Date" shall mean February 1, 2003.

         "Revolving Credit Note" shall mean the Note described in Section 2.1 hereof made by Companies to Bank in the form annexed to this Agreement as Exhibit "C".

         "Security Agreements" is defined in Section 8.2.

         "Senior Debt" shall mean all Funded Debt except Subordinated Debt.

         "Subordinated Debt" shall mean Debt of any Company which has been subordinated in right of payment and priority to the Indebtedness, all on terms and conditions satisfactory to the Bank.

         "Subsidiary" shall mean a corporation or other entity of which more than fifty percent (50%) of the outstanding voting stock or other equity interests is owned by a Company, either directly or indirectly, through one or more intermediaries.

         2.       THE INDEBTEDNESS: Revolving Credit

         2.1 Bank agrees to make Advances to Companies from time to time from the effective date hereof until the Revolving Credit Maturity Date, not to exceed the lesser of the Revolving Credit Commitment Amount, as in effect from time to time, or the amount of indebtedness permitted under the Advance Formula Agreement in aggregate principal amount at any one time outstanding. All of the Advances under the Revolving Credit shall be evidenced by the Revolving Credit Note under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

         2.2 The Revolving Credit Note shall mature on the Revolving Credit Maturity Date and each Advance from time to time outstanding thereunder shall bear interest at its Applicable Interest Rate. The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, if applicable, and the amount and date of any repayment shall be noted on Bank's records, which records will be conclusive evidence thereof absent manifest error.

         2.3 Companies may request an Advance under the Revolving Credit upon the delivery to Bank of a Request for Advance executed by an authorized officer of JPE, subject to the following:

         (a) each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit "B";




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         (b)      each such Request for Advance shall be delivered to Bank by
                  11:00 a.m. Detroit time on the proposed date of Advance in the case of a Prime-based Advance and by 11:00 a.m. Detroit time on the third Business Day preceding the proposed date of Advance in the case of a Eurodollar-based Advance;

         (c) the principal amount of such Advance, plus the amount of any outstanding indebtedness to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be in the case of a Eurodollar-based Advance at least $500,000 or any larger amount in $50,000 increments;

         (d) a Request for Advance, once delivered to Bank, shall not, without Bank's consent, be revocable by Companies.

         Bank may, at its discretion (which will be exercised reasonably), lend under this Section 2 upon the telephone request of an authorized officer of JPE and, in the event Bank makes any such advance upon a telephone request, the requesting officer shall, if so requested by Bank, mail to Bank, on the same day as such telephone request, a Request for Advance in the form attached as Exhibit "B". Companies hereby authorize Bank to disburse advances under this Section 2 pursuant to the telephone instructions of any person purporting to be an authorized officer of JPE and Companies shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Advance form as of the date of such requested Advance.

         2.4 [Intentionally Left Blank].

         2.5 Proceeds of Advances under the Revolving Credit Note shall be used for working capital and general corporate purposes.

         2.6 The sum of the aggregate principal amount at any one time outstanding under the Revolving Credit Note shall never exceed the formula set forth in the Advance Formula Agreement or in any Advance Formula Agreement delivered by Company to Bank in substitution therefor. Companies shall immediately make all payments necessary to comply with this provision.

         2.7 From the date hereof until the termination of this Agreement, Companies shall pay to Bank a commitment fee equal to the Applicable Commitment Fee Percentage per annum multiplied by the average daily amount by which the Revolving Credit Commitment Amount exceeds the outstanding Advances. The commitment fee shall be payable quarterly in arrears commencing April 1, 2001 and on the first day of each calendar quarter thereafter and on the Revolving Credit Maturity Date and shall be computed on the basis of a year of 360 days and assessed for the actual number of days elapsed.






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         3A. MARGIN ADJUSTMENTS.

         Adjustments in the applicable Margin, based on Schedule 1, shall be implemented as follows:

                  (a) Such adjustments shall be given prospective effect only, effective (i) as to the Applicable Commitment Fee Percentage and Margins relating to Prime-based Advances, upon the required date of delivery of the quarterly compliance certificates required by Section
         7.1 hereof, in each case establishing applicability of the appropriate adjustment, and (ii) as to each Eurodollar-based Advance outstanding hereunder, effective upon the expiration of the applicable Interest Period(s), if any, in effect on the date of the delivery of such compliance certificates, in each case with no retroactivity or claw-back. In the event Companies fail timely to deliver the compliance certificates required under Section 7.1, then from the due date of such certificates until such certificates are delivered, the Margins and Applicable Commitment Fee Percentage shall be the highest applicable Margin set forth in the pricing matrix.

                  (b) With respect to Eurodollar-based Advances outstanding hereunder, an adjustment hereunder, after becoming effective, shall remain in effect only through the end of the applicable Interest Period(s) for such Eurodollar-based Advances if any; provided, however, that upon any change in the Margin level then in effect, as aforesaid, or the occurrence of any other event which under the terms hereof causes such adjustment no longer to be applicable, then any such subsequent adjustment or no adjustment, as the case may be, shall be effective (and said pricing shall thereby be adjusted up or down, as applicable) with the commencement of each Interest Period following such change or event, all in accordance with the preceding subparagraph.

                  (c) Such Margin adjustments under this Section 3A shall be made irrespective of, and in addition to, any other interest rate adjustments hereunder.

                  (d) From the Effective Date until the required date of delivery under Section 7.1 of the Companies' compliance certificates for the fiscal quarter ending December 31, 2001, the margins and fee percentages shall be those set forth under the Level II column of the pricing matrix attached to this Agreement as Schedule 1.









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         4. INTEREST, INTEREST PERIODS, CONVERSIONS, PREPAYMENTS.

         4.1 Advances under the Revolving Credit shall bear interest from the date thereof on the unpaid principal balance thereof from time to time outstanding, at a rate per annum equal to the Prime-based Rate or the Eurodollar-based Rate, as the Companies may elect subject to the provisions of this Agreement. With respect to Prime-based Advances, interest shall be payable monthly on the first Business Day of each month, commencing on the first Business Day following the month during which such Advance is made, and at maturity. With respect to Eurodollar-based Advances, interest shall be payable on the last day of each Interest Period applicable thereto, provided, however, if such Interest Period is longer than three months, interest shall be payable three months following the first day of such Interest Period and on the last day of such Interest Period. Notwithstanding the foregoing, from and after the occurrence of any Event of Default and solely during the continuation thereof, the Advances shall bear interest, payable on demand, at a rate per annum equal to: (i) in the case of Prime-based Advances, three percent (3%) above the Prime-based Rate; and (ii) in the case of Eurodollar-based Advances, three percent (3%) above the rate which would otherwise be applicable under this
Section 4.1 until the end of the then current Interest Period, at which time such Advance shall bear interest at the rate provided for in clause (i) of this
Section 4.1. Interest on all Advances shall be calculated on the basis of a 360 day year for the actual number of days elapsed. The interest rate with respect to any Prime-based Advance shall change on the effective date of any change in the Prime-based Rate.

         4.2 Each Interest Period for a Eurodollar-based Advance shall commence on the date such Eurodollar-based Advance is made or is converted from an Advance of another type pursuant to Section 4.3 hereof or on the last day of the immediately preceding Interest Period for such Eurodollar-based Advance, and shall end on the date one, two, three or six months thereafter (or any other date agreed to by Companies and Bank), as the Companies may elect as set forth below, subject to the following:

              (i) no Interest Period shall extend beyond the Revolving Credit Maturity Date; and

              (ii) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case, such Interest Period shall end on the immediately preceding Business Day and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month.

The Companies shall elect the initial Interest Period applicable to a Eurodollar-based Advance by its Request for Advance given to the Bank pursuant to Section 2.3 or by its notice of conversion given to the Bank pursuant to
Section 4.3, as the case may be. Provided that no Event of Default shall have occurred and be continuing, the Companies may elect to continue an Advance as a Eurodollar-based Advance by giving irrevocable written, telephonic or telegraphic notice thereof to the Bank, before 11:00 a.m. on the third Business Day immediately preceding the last day of the then current Interest Period applicable to such Eurodollar-based Advance, specifying the duration of the succeeding



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Interest Period therefor. If the Bank does not receive timely notice of the election and the Interest Period elected by the Companies, the Companies shall be deemed to have elected to convert such Eurodollar-based Advance to a Prime-based Advance at the end of the then current Interest Period.

         4.3 Provided that no Event of Default shall have occurred and be continuing, the Companies may, on any Business Day, convert any outstanding Advance into an Advance of another type in the same aggregate principal amount, provided that any conversion of a Eurodollar-based Advance shall be made only on the last Business Day of the then current Interest Period applicable to such Advance. If the Companies desire to convert an Advance, it shall give the Bank written, telephonic or telegraphic notice, specifying the date of such conversion, the Advances to be converted, the type of Advance elected and, if the conversion is into a Eurodollar-based Advance, the duration of the first Interest Period therefor, which notice shall be given not later than 11:00 a.m. Detroit time on the applicable date of conversion in the case of conversion to a Prime-based Advance and not later than 11:00 a.m. Detroit time on the third Business Day immediately preceding the date of conversion in the case of conversion to a Eurodollar-based Advance.






















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         4.A. SPECIAL PROVISIONS, CHANGES IN CIRCUMSTANCES AND YIELD PROTECTION.

         4.A.1 If Companies make any payment of principal with respect to any Eurodollar-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Companies fail to borrow any Eurodollar-based Advance after notice has been given by Companies to Bank in accordance with the terms hereof requesting such Advance, or if Companies fail to make any payment of principal or interest when due in respect of a Eurodollar-based Advance, Companies shall reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Companies to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Eurodollar-based Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any Eurodollar-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Companies, Bank shall deliver to Companies a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

         4.A.2 For any Interest Period for which the Applicable Interest Rate is the Eurodollar-based Rate, if Bank shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

         4.A.3 If with respect to any Interest Period, Bank reasonably determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to the Bank for such Interest Period, then Bank shall forthwith give notice thereof to the Companies. Thereafter, until Bank notifies Companies that such circumstances no longer exist, the obligation of Bank to make Eurodollar-based Advances, and the right of Companies to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended and thereafter Companies may elect as Applicable Interest Rates only those which remain available.



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         4.A.4 If, after the date hereof, the introduction or implementation of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurodollar-based Rate, Bank shall forthwith give notice thereof to Companies. Thereafter (a) the obligations of Bank to make Eurodollar-based Advances and the right of Companies to convert an Advance or refund an Advance as a Eurodollar-based Advance shall be suspended and thereafter Companies may select as Applicable Interest Rates only those which remain available, and (b) if Bank may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such Interest Period.

         4.A.5 If the adoption or implementation after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

         (a) shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to any Advance or the Note or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance or the Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its Eurodollar Lending Office imposed by any jurisdiction in which Bank is organized or engaged in business); or

         (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance or any Note;

and the result of any of the foregoing is to increase the costs to Bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Agreement or under the Note, by an amount deemed by the Bank to be material, then Bank shall promptly notify Companies of such fact and demand compensation therefor and, within fifteen days after demand by Bank, Companies agree to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction. Bank will promptly notify Companies of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error.

Bank agrees that, as promptly as practical after it becomes aware of the occurrence of any event or the existence of a condition that will cause Bank to be entitled to compensation under this Section, it will, to the extent not inconsistent with Bank's internal policies, use reasonable efforts to make, fund or maintain any affected Eurodollar-based Advance through another lending office of Bank if as a result thereof the additional monies which would otherwise be required to be paid in respect of such Eurodollar-based Advance would be materially reduced and if, as determined by Bank, in its reasonable discretion, the making, funding or maintaining of such Eurodollar-based Advance through such other lending office would not materially adversely affect such Advance or Bank. Companies shall pay all reasonable expenses incurred by Bank in utilizing another lending office pursuant to this Section.

         4.A.6 In the event that at any time after the date of this Agreement any change in law such as described in Section 4.A.5, hereof, shall, in the reasonable opinion of Bank require that the credit provided under this Agreement be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by Bank or any corporation controlling Bank and such change has or would have the effect of reducing the rate of return on Bank's or Bank's parent's capital or assets as a consequence of the Bank's obligations hereunder to a level below that which Bank or Bank's parent would have achieved but for such change, then Bank shall notify Companies and demand compensation therefor and, within fifteen days after demand by Bank, Companies agree to pay to Bank such additional amount or amounts as will compensate Bank for such reduction. Bank will promptly notify Companies of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error.

         5. CONDITIONS

         5.1 Companies agree to furnish Bank prior to the initial borrowing under this Agreement, in form and substance to be satisfactory to Bank, with (i) certified copies of resolutions of the Boards of Directors of Companies and the Guarantors evidencing approval of the borrowings and transactions contemplated hereunder; (ii) a certificate of good standing from the state of each Company's and each Guarantor's incorporation and from the state(s) in which each of them is required to be qualified to do business; (iv) an opinion of legal counsel to Companies and the Guarantors; and (iv) such other documents and instruments as Bank may reasonably require.

         5.2 As security for all indebtedness of Companies to Bank hereunder, Companies agree to furnish, execute and deliver to Bank, or cause to be furnished, executed and delivered to Bank, prior to or simultaneously with the initial borrowing hereunder, in form to be satisfactory to Bank and supported by appropriate resolution in certified form authorizing same, the following:

         (a) Security Agreements granting to Bank security interests in all of each of the Companies' tangible and intangible personal property, whether now owned or hereafter acquired, including, without limitation, all accounts, equipment, inventory, general intangibles and chattel paper ("Security Agreements");

         (b)      The ASC Subordination Agreement;

         (c)      The Guaranties;

         (d)      The Loan Documents listed in attached Schedule 2;

         (e) Title insurance policies insuring the first lien priority of the Bank's Mortgages with comprehensive, zoning, usury and such other endorsements as Bank may require; a survey of the premises covered by the Mortgages to such specifications as Bank may require; and an environmental site assessment of such mortgaged premises to Bank's satisfaction;

         (f) Financing Statements required or requested by Bank to perfect all security interests to be conferred upon Bank under this Agreement and to accord Bank a perfected first priority security position under the Uniform Commercial Code (subject only to the encumbrances permitted hereunder);

         (g) Such other documents or agreements of security and appropriate assurances of validity and perfected first priority of lien or security interest as Bank may reasonably request at any time.

To the extent that any of the Companies or any Guarantor has heretofore given a security interest to Bank to certain of the foregoing and such documents and agreements comply with the requirements of this Agreement, it is hereby agreed that such documents and agreements shall remain in full force and effect for the purposes of this Agreement, but Bank may, if it deems it necessary or desirable, require execution of a new agreement or agreements or amendments to such agreements.

         6.       REPRESENTATIONS AND WARRANTIES

         Each of the Companies represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

         6.1 It is a corporation duly organized and existing in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business and in good standing in every jurisdiction in which such qualification is material to its business and operation or the ownership or lease of its properties; execution, delivery and performance of this Agreement and other documents and instruments required under this Agreement, and the issuance of the Note by Companies are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of its Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement and the other documents and instruments required under this Agreement and the Notes, when issued and delivered, will be valid and binding in accordance with their terms.

         6.2 The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement, and the issuance of the Note by Companies are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which any Company is a party or by which any Company is bound, except such contravention which would not materially impair any of Companies' or any Subsidiary's financial condition or their ability to carry on their business as a whole.

         6.3 No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of its officers is threatened against Companies or any Subsidiary of any of the Companies, the outcome of which could materially impair any of the Companies' or any Subsidiary's financial condition or their ability to carry on their businesses taken as a whole.

         6.4 There are no security interests in, liens, mortgages, or other encumbrances on any of Companies' or any Subsidiary's assets, except to Bank, or as permitted in this Agreement.

         6.5 None of the Companies nor any Subsidiary maintains or contributes to any employee pension benefit plan subject to title IV of the "Employee Retirement Income Security Act of 1974" (herein called "ERISA"), except the plans described in attached Schedule 6.5. There is no unfunded past service liability of the pension plan and there is no accumulated funding deficiency within the meaning of ERISA, or any existing material liability with respect to any pension plan owed to the Pension Benefit Guaranty Corporation ("PBGC") or any successor thereto, except any funding deficiency for which an application to the PBGC for waiver is pending or for which a waiver has been granted by the PBGC.

         6.6 The financial statements of Companies dated September 30, 2000, previously furnished Bank, are complete and correct in all material respects and fairly present the financial condition of Companies and their consolidated Subsidiaries as of such date; since September 30, 2000, except as disclosed to Bank prior to the execution of this Agreement or as disclosed in the Companies' filings with the United States Securities and Exchange Commission ("SEC") prior to the execution of this Agreement, to the knowledge of its officers, there has been no material adverse change in the financial condition of any of the Companies or any of the Subsidiaries; to the knowledge of its officers, none of the Companies nor any of the Subsidiaries has any contingent obligations (including any liability for taxes) not disclosed by or reserved against in said financial statements and at the present time there are no material unrealized or anticipated losses from any present commitment of any of the Companies or Subsidiaries.

         6.7 All tax returns and tax reports of Companies and each Subsidiary required by law to have been filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Companies or any Subsidiary (or any of its properties) which are due and payable have been paid except for which the failure to pay would not materially adversely affect its business or the value of its property or assets (taken as a whole). The charges, accruals and reserves on the books of Companies and the Subsidiaries in respect of the Federal income tax for all periods are adequate in the opinion of Companies.

         6.8 There are no subsidiaries of any Company, except that the Companies (other than JPE) are Subsidiaries of JPE.

         6.9 Each Company and its Subsidiaries are, in the conduct of their business, in compliance in all material respects with all federal, state or local laws, statutes, ordinances and regulations applicable to any of them, the enforcement of which, if such Company or any Subsidiary were not in compliance, would reasonably be expected to materially adversely affect its business or the value of its property or assets (taken as a whole). Each Company and its Subsidiaries have all material approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of their business as presently conducted, except such approvals, authorizations, consents, licenses, orders and other permits with respect to which the failure to have would reasonably be expected to materially adversely affect its business or the value of its property or assets (taken as a whole).

         6.10 None of the Companies nor any Subsidiary is party to any litigation or administrative proceeding, nor so far as is known by it is any litigation or administrative proceeding threatened against it or any other Company or Subsidiary, which in either case (A) asserts or alleges that any of the Companies or any Subsidiary violated Environmental Laws (as defined herein),
(B) asserts or alleges that any of the Companies or any Subsidiary is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, or (C) asserts or alleges that any of the Companies or any Subsidiary is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by any of the Companies or any Subsidiary.

         6.11 To the best of its knowledge, after due inquiry, except as otherwise previously disclosed in writing by Companies to Bank or as disclosed in the Companies' filings with the SEC prior to the execution of this Agreement, there are no conditions existing currently or likely to exist during the term of this Agreement which would subject any of the Companies or any Subsidiary to material damages, penalties, injunctive relief or cleanup costs under any applicable Environmental Laws or which require or are likely to require material cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by any of the Companies or any Subsidiary.

         6.12 None of the Companies nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and to the best of its knowledge, after due inquiry, except as otherwise previously disclosed in writing to the Bank or as disclosed in the Companies' filings with the SEC prior to the execution of this Agreement, neither of the Companies nor any Subsidiary has been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws.

         6.13 Each of the Companies and the Subsidiaries have all material permits, licenses and approvals required under applicable Environmental Laws.

         6.14 None of the Companies is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. None of the Companies is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the loans hereunder will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

         6.15 Each Company has good and valid title to the property pledged, mortgaged or otherwise encumbered or to be encumbered by it under the Loan Documents to which such Company is a party.

         7. AFFIRMATIVE COVENANTS

         Each of the Companies covenants and agrees that it will, and it will cause each of its Subsidiaries, so long as Bank may make any Advance under this Agreement and thereafter so long as any Indebtedness remains outstanding under this Agreement:

         7.1 Furnish Bank:

         (a) prompt notification of any condition or event which constitutes or with the running of time and/or the giving of notice would constitute an Event of Default under this Agreement, and promptly inform the Bank of any material adverse change in any of the Companies' or any Subsidiary's financial condition;

         (b) within 45 days after the end of each month, excluding the last month of each fiscal year, the consolidated and consolidating unaudited balance sheets and statements of profit and loss and surplus of the Companies and their consolidated Subsidiaries at the end of such month, duly certified (subject to year-end review adjustments) by the chief financial officer of each of the Companies as having been prepared in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 6.6;

         (c) within 120 days after the end of each fiscal year of the Companies, consolidated and consolidating audited financial statements of Companies and their consolidated

                  Subsidiaries for such year, including a balance sheet as of the close of such fiscal year, statements of income and retained earnings and changes in financial position for such year, prepared in accordance with GAAP and certified by regionally or nationally recognized independent certified public accountants;

         (d) within twenty (20) days after and as of the end of each month, a detailed aging of Accounts and accounts payable, an inventory report and a borrowing base report each in form acceptable to Bank, certified by an officer of each of the Companies;

         (e) on or before December 31 of each year, annual financial projections for the Companies for the next fiscal year;

         (f) such information as required by the terms and conditions of the Advance Formula Agreement and any security agreements referred to in this Agreement.

         (g) from time to time, such further reasonable information regarding the business affairs and financial condition of the Companies as the Bank may request.

         7.2 Pay and discharge, and cause its Subsidiaries to pay and discharge, all taxes and other governmental charges and all contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

         7.3 Maintain, and cause its Subsidiaries to maintain, insurance coverage on their physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property mortgaged or pledged to Bank or property in which Bank shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Companies and Bank as their respective interests may appear; copies of all said policies, including all endorsements thereon and those required hereunder, to be deposited with Bank.

         7.4 Permit, and cause its Subsidiaries to permit, Bank, through its authorized attorneys, accountants, and representatives, to examine each Company's and its Subsidiaries' books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Bank, including, without limitation, collateral audits of Companies at the expense of Companies.

         7.5 [Intentionally Left Blank].

         7.6 Furnish to Bank concurrently with the delivery of each of the financial statements required by Section 7.1(b) for each March, June, September and December, a statement prepared and certified by the chief financial officer of JPE (or in his absence, a responsible senior officer of JPE) (a) setting forth all computations necessary to show compliance by Companies with the financial covenants contained in Sections 7.11 and 7.12 of this Agreement as of the date of such financial statements, (b) stating that as of the date thereof, no condition or event which constitutes an Event of Default or which with the running of time and/or the giving of notice would constitute an Event of Default has occurred and is continuing, or if any such event or condition has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action taken with respect thereto taken or contemplated to be taken by Companies and (c) stating that the signer has personally reviewed this Agreement and that such certificate is based on an examination sufficient to assure that such certificate is accurate.

         7.7 Maintain in good standing, and cause each Subsidiary to maintain in good standing, all material licenses required by the State of Michigan or any agency thereof, or other governmental authority that may be necessary or required for Companies or any Subsidiary to carry on its general business objects and purposes.

         7.8 Furnish, and cause each Subsidiary to furnish, Bank, upon Bank's request, in form satisfactory to Bank with pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of each Company's and each Subsidiary's real or personal property, of every nature and description, whether now owned or hereafter acquired, to the extent that Bank may in its sole reasonable discretion require.

         7.9 Comply, and cause each Subsidiary to comply, with all requirements imposed by ERISA as presently in effect or hereafter promulgated including, but not limited to, the minimum funding requirements of the Pension Plans.

         7.10 Promptly notify Bank after the occurrence thereof in writing of any of the following events:

         (a) the termination of any Company's or any Subsidiary's Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

         (b) the appointment of a trustee by a United States District Court to administer the Pension Plan;

         (c) the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto of any proceeding to terminate any Company's or any Subsidiary's Pension Plan;

         (d) the failure of any Company's or any Subsidiary's Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1954, as amended;

         (e) the withdrawal of any Company or any Subsidiary from a Pension Plan; or

         (f)      a reportable event, within the meaning of Title IV of ERISA.

         7.11 Beginning December 31, 2001, maintain as of the end of each fiscal quarter of JPE a ratio of the Companies' Senior Debt to EBITDA of not more than
5.0 to 1.0.

         7.12 Beginning September 30, 2001, maintain as of the end of each fiscal quarter of JPE set forth below an Interest Coverage Ratio of not less than the following amounts:

                      Fiscal Quarter Ending                Ratio
                      September 30, 2001                1.35 to 1.0
                      December 31, 2001                  2.0 to 1.0

         7.13 Except as set forth on Schedule 7.13, maintain all primary cash collection and general disbursement accounts with Bank.

         8. NEGATIVE COVENANTS

         Each of the Companies covenants and agrees that, so long as Bank may make any Advances under this Agreement and thereafter so long as any Indebtedness remains outstanding under this Agreement, it will not, and it will not permit its Subsidiaries to, without the prior written consent of Bank:

         8.1 Purchase, acquire, issue or redeem any of its capital stock or make any material change in its capital structure.

         8.2 Enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any part of its assets, except sales of Inventory in the ordinary course of its business.

         8.3 Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except by endorsement for (a) deposit in the ordinary course of business and (b) guaranties in favor of Bank.

         8.4 Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition.

         8.5 Become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

         (a)      indebtedness to Bank;

         (b) current unsecured trade payables and accrued liabilities arising in the ordinary course of any Company's business;

         (c) purchase money indebtedness for the acquisition of fixed assets in an amount not to exceed $250,000 during any single fiscal year (on a combined basis for Companies);

         (d) Subordinated Debt owed to ASC Incorporated in an amount not exceeding $18,000,000;

         (e)      indebtedness under operating leases.

         8.6 Affirmatively pledge or mortgage any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except:

         (a)      to Bank;

         (b)      the Permitted Liens;

         (c)      liens described in attached Schedule 8.6;

         (d) liens and security interests upon fixed assets acquired by a Company after the date of this Agreement (including by virtue of a Capital Lease) to secure the indebtedness permitted by
                  Section 8.5(c) provided that (i) any such lien or security interest is created solely for the purpose of securing indebtedness representing, or incurred to finance, the cost of the item of property subject thereto; (ii) the principal amount of the indebtedness secured by such lien does not exceed 100% of the fair value of the property at the time it was acquired, and (iii) the lien or security interest does not cover any other property other than such item of property; and

         (e) liens and security interests to secure the indebtedness permitted by Section 8.5(d).

         8.7 Sell, assign, transfer or confer a security interest in any account, contract, note, trade acceptance or other receivable, except to Bank or as permitted herein.

         8.8 Materially alter the character of its businesses from that conducted as of the date of this Agreement.

         8.9 Declare or pay any dividends or make any other distribution upon its shares of capital stock except dividends payable in the capital stock of Companies and dividends by a Subsidiary of JPE to JPE.

         8.10 Enter into any transaction or series of transactions with any Affiliate other than on terms and conditions as favorable to Companies as would be obtainable in a comparable arms-length transaction with a Person other than an Affiliate.

         8.11 Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any person, firm, corporation or other entity or association, except:

                  (a) advances made for expenses or purchases in the ordinary course of business; and

                  (b) loans or advances made to officers, directors, or employees of any of the Companies, not to exceed in the aggregate One Hundred Thousand Dollars ($100,000) at any one time outstanding (determined on a combined basis for Companies).

         8.12 Allow any fact, condition or event to occur or exist with respect to any employee pension and/or profit sharing plan of any of the Companies or any Subsidiaries, which shall constitute grounds for termination of such plan by the PBGC or for the appointment by a United States District Court of a trustee to administer any such plan.

         8.13 Make any Capital Expenditure during any calendar year if, after giving effect thereto, the aggregate amount of all Capital Expenditures made by Companies (on a combined basis) during such period would exceed $3,500,000.

         8.14 Enter into or become subject to any agreement (other than this Agreement) (i) prohibiting the creation or assumption of any lien or encumbrance upon the properties or assets of any Company or (ii) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured.

         8.15 Amend or modify any documents or instruments relating to the Subordinated Debt, purchase or redeem any Subordinated Debt or make any payment with respect to any Subordinated Debt except payments expressly permitted by the subordination agreement relating thereto.

         9. ENVIRONMENTAL PROVISIONS

         9.1 For the purposes of this Agreement the term "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals, wastes, by-products, and recycled materials. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act of 1986, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect and local health department ordinances.

         9.2 Each of the Companies shall timely comply in all material respects with all applicable Environmental Laws.

         9.3 Each of the Companies shall provide to the Bank, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by any of the Companies or any Subsidiary or a cleanup, removal, remedial action, or other response by or on the part of either of the Companies or any Subsidiary under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from any Company or any Subsidiary for an alleged violation of Environmental Laws.

         9.4 Each of the Companies shall promptly notify the Bank in writing as soon as it becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date.

         9.5 In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any material respect as of any date, Companies shall, at their sole expense, if reasonably requested by Bank, retain an environmental professional consultant, reasonably acceptable to Bank, to conduct a thorough and complete environmental audit regarding the changed condition and/or circumstance and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant's report will be promptly delivered to both Bank and Companies upon completion.

         9.6 At any time either of the Companies, directly or indirectly through any professional consultant or other representative, determines to undertake an environmental audit, assessment or investigation, it shall promptly provide the Bank with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit.

Upon receipt, Companies will promptly provide to the Bank copies of all final findings and conclusions of any such environmental investigation. Preliminary findings and conclusions shall be provided if final reports have not been completed and delivered to the Bank within 60 days following completion of the preliminary findings and conclusions.

         9.7 Each of the Companies hereby indemnifies, saves and holds the Bank and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, caused by or in any way related to any property owned, leased or operated by Companies, or due to any acts of either of the Companies, its officers, directors, shareholders, employees, consultants and/or representatives. In no event shall either of the Companies be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of gross negligence of the Bank, or its agents or employees.

         It is expressly understood and agreed that the indemnifications granted herein are intended to protect the Bank, its past, present and future officers, directors, shareholders, employees, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted to the Bank, or under any other document or agreement given to secure repayment of any indebtedness from either of the Companies, whether or not such claims arise before or after the Bank has foreclosed upon and/or otherwise become the owner of any such property. All obligations of indemnity as provided hereunder shall be secured by the collateral documents.

         It is expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of any indebtedness from Companies to the Bank.

         9.8 Each of the Companies and its Subsidiaries have and shall maintain all permits, licenses and approvals required under applicable Environmental Laws.


         10. EVENTS OF DEFAULT

         10.1 Upon occurrence of any of the following events of default:

         (a) non-payment of any installment of the principal or interest on the Note when due in accordance with the terms thereof, or upon non-payment of any other outstanding Indebtedness when due in accordance with the terms thereof;

         (b) default in the observance or performance of any of the conditions, covenants or agreements of Companies set forth in
                  Section 7.1(a), 7.1(d), 7.3, 7.4, 7.11, 7.12, 7.13 or Section
                  8;

         (c) default in the observance or performance of any of the conditions, covenants or agreements set forth in Section 7.1(b), 7.1(c) or 7.6 and continuance thereof for ten (10) days;

         (d) default in observance or performance of any of the other conditions, covenants or agreements of any Company herein set forth, and continuance thereof for thirty (30) days after notice to Companies by Bank;

         (e) any material representation or warranty made by any Company herein or in any instrument submitted pursuant hereto proves untrue in any material respect when made or deemed made;

         (f) default in the observance or performance of any of the conditions, covenants or agreements of any Company or any Guarantor set forth in any collateral document of security which may be given to secure the indebtedness hereunder or in any other document related to or connected with this Agreement or the indebtedness hereunder;

         (g) default in the payment of any other obligation of any Company or any of its Subsidiaries for borrowed money in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000), or in the observance or performance of any conditions, covenants or agreements related or given with respect to any obligations for borrowed money in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000) sufficient to permit the holder thereof to accelerate the maturity of such obligation;

         (h) judgments for the payment of money in excess of the sum of One Hundred Thousand Dollars ($100,000) in the aggregate shall be rendered against any Company or any of its Subsidiaries and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry and such judgment is not covered by insurance from a solvent insurer who is defending such action without reservation of rights;

         (i) the occurrence of any "reportable event", as defined in the Employee Retirement Income Security Act of 1974 and any amendments thereto, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any employee pension benefit plan maintained by or on behalf of any Company for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such plan and is reasonably likely that the occurrence of such event would result in a material adverse effect on Companies, and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator or Companies; or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such employee benefit pension plan or to appoint a trustee to administer such plan; or the appointment of a trustee by the appropriate United States District Court to administer any such employee benefit pension plan;

         (j) if there shall be any change for any reason whatsoever in the management, ownership or control of any of the Companies or any Subsidiary which shall in the sole judgment of Bank adversely affect future prospects for the successful operation of any Company or any Subsidiary; or

         (k) the revocation of any Guaranty or any subordination agreement given in favor of Bank with respect to Subordinated Debt;

then, or at any time thereafter, unless such default is remedied, Bank may give notice to Companies declaring all outstanding indebtedness hereunder and under the Note to be due and payable, whereupon all indebtedness then outstanding hereunder and under the Note and any Letters of Credit shall immediately become due and payable without further notice and demand, and Bank's shall not be obligated to make further Advances hereunder.

         10.2 If a creditors' committee shall have been appointed for the business of any Company or any of its Subsidiaries in connection with any bankruptcy or insolvency; or if any Company or any of its Subsidiaries shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver, or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of the applicable Company or Subsidiary, as applicable), and such receiver, trustee or custodian so appointed shall not have been discharged within sixty (60) days after the date of his appointment or if an order shall be entered and shall not be dismissed or stayed within sixty (60) days from its entry, approving any petition for reorganization of any Company or any of its Subsidiaries; then the Note and all indebtedness then outstanding hereunder shall automatically become immediately due and payable and Bank shall not be obligated to make further Advances under this Agreement.

         10.3 Upon the occurrence and during the continuance of an Event of Default, unless all of the Indebtedness is then immediately fully paid, Bank shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the Michigan Uniform Commercial Code ("UCC"), under the Security Agreements or under any other document contemplated hereby or for which provision is provided by law or in equity, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the collateral and to set off against the Indebtedness any amount owing by Bank to a Company and/or any property of a Company in possession of Bank. Companies agree, upon request of Bank, to assemble the collateral and make it available to Bank at any place designated by Bank which is reasonably convenient to Bank and Companies.

         10.4 All of the Indebtedness shall constitute one loan secured by Bank's security interest in the collateral and by all other security interests, mortgages, liens, claims, and encumbrances now and from time to time hereafter granted from Companies to Bank. Upon the occurrence and during the continuance of an Event of Default which is not cured within the cure period, if any, provided hereunder, Bank may in its sole discretion apply the collateral to any portion of the Indebtedness. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by Bank, first upon all expenses authorized by the Michigan Uniform Commercial Code (or other applicable law) or otherwise in connection with the sale and all reasonable attorneys' fees and legal expenses incurred by Bank; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to other Indebtedness and the surplus, if any, shall be paid over to Companies or to such other Person or Persons as may be entitled thereto under applicable law. Companies shall remain liable for any deficiency, which Companies shall pay to Bank immediately upon demand.

         10.5 The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy for the recovery of any other sum to which Bank may be or become entitled for the breach of this Agreement by Companies.


         11. MISCELLANEOUS

         11.1 This Agreement shall be binding upon and shall inure to the benefit of Companies and Bank and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by any Companies.

         11.2 Companies shall pay all closing costs and expenses, including, by way of description and not limitation, reasonable outside attorney fees, lien search fees, and title policy fees incurred by Bank in connection with the commitment, consummation and closing of this Agreement. All costs, including reasonable attorney fees incurred by Bank in protecting or enforcing any of its or any of the Bank's rights against Companies or any collateral or in defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with an event of default or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank's relationship with Companies hereunder, shall also be paid by Companies.

         11.3 Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP.

         11.4 No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

         11.5 All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) if physically delivered, (ii) three (3) business days after having been deposited in the United States Mail, as certified mail with return receipt requested and with postage prepaid, or (iii) one (1) business day after having been transmitted to a third party providing delivery services in the ordinary course of business which guarantees delivery on the next business day after such transmittal (e.g., via Federal Express), all of which notices or other communications shall be addressed to the recipient as follows:

         To Companies:
         30400 Telegraph Road
         Suite 101
         Bingham Farms, Michigan 48025
         Attention:  Mr. Robert Naglick

         To Bank:
         One Detroit Center
         500 Woodward Avenue, 6th Floor
         Detroit, Michigan 48226
         Attention:   Metropolitan Banking A

         11.6 This Agreement and the Note have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         11.7 No amendments or waiver of any provisions of this Agreement nor consent to any departure by Companies therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and Companies, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

         11.8 All sums payable by Companies to Bank under this Agreement or the other documents contemplated hereby shall be paid directly to Bank at its principal office set forth in Section 11.5 hereof in immediately available United States funds, without set off, deduction or counterclaim. In its sole discretion, Bank may charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of each Company with Bank for all or a part of any Indebtedness then due; provided, however, that this authorization shall not affect Companies' obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.

         11.9 Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. Companies expressly assume all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default, and at any time thereafter and until the entire amount then due has been paid, Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of an Event of Default. Upon the occurrence and during the continuance of an Event of Default, Companies waive the right to direct the application of any and all payments at any time or times hereafter received by Bank from or on behalf of Companies. Upon the occurrence and during the continuance of an Event of Default, Companies agree that Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records. Companies expressly agree that to the extent that Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by Bank, to the extent that Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by Bank.

         11.10 In the event Companies' obligation to pay interest on the principal balance of the Note is or becomes in excess of the maximum interest rate which Companies are permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

         11.11 This Agreement shall become effective upon the execution hereof by Bank and Companies.

         11.12 COMPANIES AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE NOTE OR THE INDEBTEDNESS.

         11.13 When used in this Agreement, the term "Companies" shall mean all or any of them. The obligations and liabilities of Companies under this Agreement are joint and several.

         11.14 The Bank agrees that it will not disclose without the prior consent of Companies (other than to Bank's employees, its subsidiaries or to its auditors or counsel) any information with respect to Companies which is furnished pursuant to the Loan Documents; provided that the Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by Bank from any third party under no duty of confidentiality to Companies, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over Bank, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to Bank, and (e) to any transferee or assignee or to any participant of, or with respect to, the Loan Documents.

         WITNESS the due execution hereof as of the day and year first above written.


COMERICA BANK                               JPE, INC.



By: /s/ Richard S. Arceci                          By: /s/ David L. Treadwell
   ------------------------------------                -------------------------

                                                        Chairman & Chief
Its: Vice President                                Its: Executive Officer
    -----------------------------------                 ------------------------



                                                   BRAKE, AXLE AND TANDEM
                                                   COMPANY CANADA INC.

                                                  By: /s/ David L. Treadwell
                                                      --------------------------

                                                  Its: Director
                                                       -------------------------


                                                  DAYTON PARTS, INC.




                                                  By: /s/ David L. Treadwell
                                                      --------------------------

                                                  Its: Chief Executive Officer
                                                       -------------------------


                                                  PLASTIC TRIM, INC.



                                                  By: /s/ David L. Treadwell
                                                      --------------------------

                                                  Its: Chief Executive Officer
                                                       -------------------------

                                                  STARBOARD INDUSTRIES, INC.




                                                  By: /s/ David L. Treadwell
                                                      --------------------------

                                                  Its: Chief Executive Officer
                                                       -------------------------


                                                  JPE FINISHING, INC.



                                                  By: /s/ David L. Treadwell
                                                      --------------------------

                                                  Its: Chief Executive Officer
                                                       -------------------------

                                   SCHEDULE 1

                                 PRICING MATRIX


========================= =================== ===================== ==================== ======================

  Basis for Pricing             Level I             Level II             Level III             Level IV
------------------------- ------------------- --------------------- -------------------- ----------------------
   Funded Debt to            Greater than     Less than or equal to    Less than or          Less than or
    EBITDA Ratio            or 3.50 to 1.00   3.50 to 1.00            equal to 3.00 to     equal to 2.50 to
                                                   but greater        1.00 but greater      1.00 but greater
                                                than 3.00 to 1.00    than 2.50 to 1.00     than 2.00 to 1.00

========================= =================== ===================== ==================== ======================

 Eurodollar Margin-              2.75%                2.25%                1.75%                 1.50%
  Revolving Credit
------------------------- ------------------- --------------------- -------------------- ----------------------

    Prime Margin-                .25%                 .25%                  0%               negative .25%
  Revolving Credit
------------------------- ------------------- --------------------- -------------------- ----------------------

Applicable Commitment     .50%                .375%                 .25%                 .25%
   Fee Percentage
========================= =================== ===================== ==================== ======================

=========================   ================== ==================

  Basis for Pricing              Level V       Level VI
-------------------------   ------------------ ------------------
   Funded Debt to           Less than or       Less than or
    EBITDA Ratio            equal to           equal to
                            2.00 to 1.00 but   1.50 to 1.0
                            greater than
                            1.50 to 1.00
=========================   ================== ==================

 Eurodollar Margin-              1.375%        1.25%
  Revolving Credit
-------------------------   ------------------ ------------------

    Prime Margin-            negative .375%    negative .375%
  Revolving Credit
-------------------------   ------------------ ------------------

Applicable Commitment       .25%               .25%
   Fee Percentage
=========================   ================== ==================

                                  EXHIBIT "B"

                               REQUEST FOR ADVANCE

         Pursuant to the Credit Agreement dated as of February 7, 2001, (herein called "Agreement"), the undersigned, on behalf of the Companies, hereby requests COMERICA BANK ("Bank") to make a(an)____________________ 1/ Advance to the Companies on _____________, ____, in the amount of _________________________
_________ DOLLARS, ($__________) under the Revolving Credit Note dated February 7, 2001 issued by the Companies to Bank (herein called "Note"). The Interest Period for the requested Advance, if applicable, shall be ___________________2/. The last day of the Interest Period for the amounts being converted or refunded hereunder, if applicable, is ______________________, ______.

         The undersigned, on behalf of the Companies, certifies that no event has occurred or condition exists which constitutes, or with the passage of time and/or giving of notice would constitute, a default under the Agreement or the Note, and none will exist upon the making of the Advance requested hereunder. The undersigned further certifies, on behalf of the Companies, that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Note will not exceed the face amount thereof or any advance formula applicable to Advances under such Note. If the amount advanced to the Companies under the Note shall at any time exceed the face amount thereof or any advance formula applicable to Advances under such Note, the Companies will pay such excess amount on demand.

         The undersigned, on behalf of the Companies, hereby authorizes said Bank to disburse the proceeds of this Request for Advance by crediting the account of _____________________ with Bank separately designated by the Companies or as the undersigned, as agent for the Companies, may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding, in which case it shall refund or convert that portion stated above of the existing outstandings under the Note.

         Dated this _________ day of ________________________________, _______.


                                                  JPE, INC.




                                                  By:


                                                  Its:

---------------------
     1/Insert, as applicable, "Eurodollar-based", or "Prime-based".

     2/For a Eurodollar-based Advance insert, as applicable, "1, 2, 3 or 6 months".